Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES BOARD OF DIRECTORS APPROVE STOCK REPURCHASE PLAN

LOS ANGELES – September 4, 2008 – 1st Century Bancshares, Inc. (OTCBB: FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), announced that the Company’s Board of Directors authorized the purchase of up to $5 million of its common stock over the next 24 months, which represents approximately 909,000 shares based on its common stock closing price as of September 2, 2008 or 9.2% of the total common shares outstanding as of June 30, 2008.

“The decision to implement a repurchase program reflects our strong belief in the value of the Company,” said Alan I. Rothenberg, Chairman and CEO of 1st Century Bancshares.  “We continue to be one of the best capitalized banks among our peer group, far exceeding the standard of 10%, for being well-capitalized with a total risk-based capital ratio of 24.85% as of June 30, 2008.  If the entire $5 million repurchase plan had taken place as of June 30, 2008, our total risked-based capital ratio would have been 22.81%, still substantially in excess of our peers, continuing our commitment to operate prudently to assure safety to our depositors and shareholders.”

Shares may be repurchased by the Company in open market purchases or in privately negotiated transactions as permitted under applicable rules and regulations.  Repurchases of common stock may also be made through a 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so pursuant to insider trading laws. The repurchase program may be modified, suspended or terminated by the Board at any time without notice.  The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. Additional information is available at www.1stcenturybank.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements, include, but are not limited to, 1st Century Bancshares’ ability to provide greater flexibility for capital planning and operational expansion, navigate the difficult banking environment, maintain strong loan loss reserves and remain well capitalized and implement operational enhancements.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on 1st Century’s operating results, ability to attract deposit and loan customers and the quality of 1st Century’s earning assets; (2) government regulation; and (3) the other risks set forth in 1st Century’s reports filed with the U.S Securities and Exchange Commission.  1st Century does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.